 Exhibit 10.14

Loan Agreement

Contract No.8011120240063083

Lender: Hangzhou United Bank

Borrower：Zhejiang Youba Technology Co., Ltd.

The lender and borrower, through mutual agreement and in accordance with the relevant national laws, regulations, and rules, have entered into this contract.

Article 1 Loan Amount, Type, and Purpose: See Clause 1, Article 16 of this contract.

Article 2 Loan Term: See Clause 2 of Article 16 of this contract. If the actual disbursement date and maturity date are inconsistent with the above agreement, the loan receipt shall prevail.

Article 3 Loan Rate

1.	The loan interest rate and adjustment method in this contract are detailed in Article 16, Clause 3.

2.	If the collateral's guarantee capability decreases or loses its guarantee effect, or if the borrower or guarantor (if any) experiences any of the situations listed in Article 8, Clauses 3 to 16 of the contract, the borrower may repay the loan early. If the borrower is unable to repay the loan early, the lender has the right to charge interest based on a rate that is 5%-20% higher than the original applicable rate. The specific adjustment date and adjustment range will be separately notified to the borrower and guarantor.

Article 4 Repayment Method: See Clause 4 of Article 16 of this contract for details. However, if a specific repayment method is stipulated in the loan note for a particular loan, the repayment method for that loan shall be governed by the loan note.

Article 5: Withdrawal and Payment

1.	Conditions for Withdrawal: Withdrawals under this contract shall be made based on the actual funding needs of the borrower. For each withdrawal, the borrower must meet the following conditions:

a.	The borrower must submit a written withdrawal application to the lender;
b.	The borrower has not encountered any situations described in Clauses 4 or 5 of Article 5, or Article 8, and has not violated the commitments in Article 7;
c.	According to the lender's reasonable judgment, the borrower’s financial situation has not experienced any adverse changes that may harm, delay, or prevent the borrower from fulfilling its obligations and responsibilities under this contract;
d.	The borrower uses the withdrawn loan funds for the purposes agreed upon in this contract;
e.	The guarantee remains valid, and the value of the collateral and/or the guarantor's ability to provide a guarantee has not undergone any adverse changes affecting the guarantor's ability to bear the guarantee responsibility;
f.	The borrower has opened relevant accounts as agreed in this contract or as required by the lender;
g.	Other conditions required by the lender are detailed in Clause 5 of Article 16 of this contract.

2.	Account Opening and Management: Refer to Article 16, Section 6 of this contract.

3.	Loan Fund Disbursement: Refer to Article 16, Section 7 of this contract. When the borrower submits a request for a loan withdrawal, they must specify the payment plan for the loan funds. If the borrower autonomously disburses the loan funds, the borrower must provide the lender with purchase and sale contracts and other transaction documents that prove the use of the funds from the previous month by the 20th of the following month after the withdrawal. A summary report of the loan fund payment status should also be provided.

Entrusted payment by the lender means that the lender, based on the borrower’s withdrawal request and payment authorization, disburses the loan funds through the borrower’s account to the borrower’s transaction counterpart that complies with the contract’s agreed-upon purposes. Autonomous payment by the borrower means that, after the lender disburses the loan funds into the borrower’s account based on the borrower’s withdrawal request, the borrower autonomously pays the borrower’s transaction counterpart in compliance with the contract’s agreed-upon purposes.

4.	Payment Management

a.	After the loan is disbursed, the lender has the right to periodically or randomly review and inspect whether the borrower’s use of the loan funds complies with the contract’s terms, and the borrower is obliged to fully cooperate. If the lender finds that the use of the loan funds does not conform to the contract’s terms, the lender has the right to request the borrower to rectify it within a specified time. If the borrower refuses to rectify, the lender has the right to demand early repayment of part or all of the loan.

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b.	During the loan disbursement and payment process, if the borrower exhibits any of the following situations, the lender has the right to negotiate with the borrower to supplement the loan disbursement and payment conditions or, depending on the situation, unilaterally change the payment method or stop the disbursement and payment of loan funds:

A.	Failing to withdraw the loan funds according to the contract's terms;

B.	Failing to disburse the loan funds according to the contract's terms;

C.	Violating the contract by splitting payments to avoid the lender’s entrusted payment;

D.	Other non-compliance with the payment management provisions of this contract.

5.	During the loan disbursement and payment process, if the borrower exhibits abnormal use of loan funds or fails to comply with the commitments stipulated in Article 7 of this agreement, the lender has the right to negotiate with the borrower to supplement the loan disbursement and payment conditions or has the right to unilaterally change the payment method, stop the disbursement and payment of loan funds, or declare the loan due early.

6.	The borrower understands and accepts that the lender may suspend the borrower's withdrawal request due to national policies, macroeconomic adjustments, regulatory requirements, or other reasons.

Article 6 Early Repayment and Extension:

1.	Early Repayment: If the borrower wishes to repay the loan early, they must submit an irrevocable repayment request to the lender 30 days in advance. Interest that has already been accrued prior to the early repayment date will not be adjusted.

2.	Loan Extension: If the borrower needs to extend the loan term, they must submit a written application to the lender before the loan matures. After obtaining the lender's consent, a separate agreement will be signed. After the loan extension, when the extended term combined with the original term reaches a new interest rate tier, the interest rate will be determined according to the current interest rate tier for the cumulative term.

Article 7 Borrower's Commitments:

1.	The borrower, the borrower's legal representative, shareholders, senior management, etc., have good credit status and no significant adverse records.

2.	The borrower shall provide the lender with truthful, accurate, complete, and valid information.

3.	The borrower shall cooperate with the lender in payment management, post-delivery management, and related inspections.

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4.	The borrower must obtain the lender's consent before engaging in significant matters such as foreign investments, external guarantees, substantial increases in debt obligations, asset sales, mergers, divisions, restructuring, equity transfers, bankruptcy liquidation, etc.

5.	If the guarantor capacity to secure the loan decreases or loses its guaranteeing function, the borrower has the obligation to promptly inform the lender and provide equivalent effective guarantees within 30 days; otherwise, the lender has the right to stop any loans that have not yet been issued under this contract, recover any outstanding loans ahead of schedule, and dispose of the collateral in advance to repay the loans.

6.	The borrower shall make external payments according to the agreed withdrawal conditions and payment methods.

7.	The borrower shall promptly notify the lender of any significant adverse events that affect repayment ability.

8.	The borrower shall strengthen environmental risk management and voluntarily accept the lender's supervision, providing environmental risk reports as required by the lender.

Article 8 If the borrower encounters any of the following situations, the lender has the right to independently decide whether to suspend the disbursement of any outstanding loans under this contract or to demand the early repayment of loans that are not yet due:

1.	Failing to repay the principal of the loan on time, or failing to pay interest on time, or failing to repay the principal and interest according to the special repayment methods agreed upon in the loan receipt;

2.	Using the loan for purposes not agreed upon;

3.	Not accepting or cooperating with the lender’s inquiries or supervision regarding the use of the loan;

4.	Failing to repay other loans to the lender on time or failing to settle any due debts to other financial institutions or third parties on time;

5.	The borrower, the borrower's legal representative, shareholders, senior management, etc., participating in major gambling, drug use, or other disciplinary or illegal behaviors, or being suspected of criminal activities;

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6.	Property being subjected to looting or similar incidents;

7.	Being involved in significant adverse litigation;

8.	Being imposed with significant administrative penalties by administrative authorities (the lender can independently determine the relevant standards);

9.	Ceasing production or business operations due to poor management;

10.	Concealing the company's financial status, operational status, or funds;

11.	Implementing contracting, entrusted operation, custody, leasing, merging, acquiring, consolidating, splitting, transferring, or converting to a joint-stock system, reducing registered capital, or engaging in external investments, external guarantees, substantially increasing debt financing, selling assets, or transferring equity, such actions being sufficient to affect debt repayment ability and failing to meet the supplementary loan disbursement and payment conditions negotiated with the lender;

12.	Changing the legal representative, shareholders, or business scope, etc., of the industrial and commercial registration matters without notifying the lender in writing 30 days prior to the change;

13.	Committing tax evasion, bankruptcy, dissolution, being ordered to suspend business for rectification, or having the business license revoked (canceled);

14.	The borrower (individual) divorcing, resulting in a significant impact on their debt repayment ability;

15.	Failing to comply with the provisions of Article 5 of this contract regarding withdrawal and payment management;

16.	Other serious situations that significantly affect the ability to repay debts or result in a loss of credit.

Article 9 Loan Guarantee: The guarantees provided by the borrower shall maintain their necessary capacity for guarantee before the lender's rights under this contract expire. If the guarantee of the collateral decreases, loses its guarantee function, or if the guarantor experiences any of the circumstances listed in Article 8, items 3 to 16, the lender has the right to stop any loans that have not yet been issued under this contract and to demand early repayment of any loans that have not yet matured.

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Article 10 Liability for Breach of Contract:

1.	Borrower’s Default and Liability:

a.	If the borrower fails to repay the principal of the loan on the due date, a penalty interest rate will be charged from the date of default at 50% above the actual execution interest rate of the loan. The interest calculation date will follow the provisions of Article 16, Clause 4 of this contract. During the overdue period, if there is an adjustment to the LPR (Loan Prime Rate), the penalty interest rate will also be adjusted accordingly as stipulated in Article 3 of this contract.
b.	If the borrower fails to pay the interest and penalty interest on time, the compound interest will be charged from the agreed due date at the penalty interest rate, with the interest calculation date following the provisions of Article 16, Clause 4 of this contract.
c.	If the borrower fails to use the loan as agreed in the contract, a penalty interest rate of 100% will be charged on the misappropriated loan from the date of misappropriation based on the actual execution interest rate of the loan, with the interest calculation date following the provisions of Article 16, Clause 4 of this contract. During the misappropriation period, if there is an adjustment to the LPR, the penalty interest rate will also be adjusted accordingly as stipulated in Article 3 of this contract.
d.	The borrower shall bear the costs arising from the breach of contract, including but not limited to interest, penalty interest, compound interest, liquidated damages, damages for compensation, and costs incurred in realizing the creditor’s rights. The costs incurred in realizing the creditor’s rights include but are not limited to litigation fees, arbitration fees, attorney fees, property preservation fees, announcement fees, enforcement fees, appraisal fees, auction fees, sale fees, travel expenses for debt collection, and other reasonable expenses.

2.	Lender’s Default and Liability: If the lender fails to provide the loan to the borrower as agreed, the lender shall pay the borrower liquidated damages based on the amount of the breach, the penalty interest rate, and the number of days of default.

Article 11 Performance of the Contract:

1.	The borrower shall open an account with the lender as stipulated in the second paragraph of Article 5 of this contract. When the lender deposits the loan into this account, it shall be considered that the lender has fulfilled its obligation to issue the loan.

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2.	The borrower hereby irrevocably authorizes the lender, for the purpose of recovering the principal and interest of the due loan or for the early recovery of the principal and interest as per the agreement, to have the right to freeze or deduct from the account opened by the borrower in the Hangzhou United Rural Commercial Bank Co., Ltd. system the amounts that the borrower is obliged to pay, including the principal, interest, compound interest, penalty interest, liquidated damages, compensation for damages, and all necessary expenses for realizing the creditor's rights under this contract, except for amounts that cannot be stopped as per legal provisions. Even if the borrower has made an irrevocable authorization, the borrower shall still assist the lender in handling all relevant procedures for the transfer of funds if requested by the lender.

3.	If the borrower has multiple debts with the lender, the lender may independently determine the repayment order of each debt based on the risk situation.

Article 12: Effectiveness and Termination of the Contract:

1.	This contract shall take effect from the date of signature or seal by both parties or upon fingerprinting.

2.	If the borrower fails to provide suitable collateral for the lender’s claims within 30 days from the effective date of this contract, the lender has the right to terminate this contract.

3.	If the borrower has multiple debts with the lender, the lender may independently decide the order of repayment for each debt based on the risk situation.

Article 13 Use of Information: The borrower agrees that the lender may, in accordance with the relevant regulations of the People's Bank of China or other financial regulatory authorities, enter (query, disclose) the borrower's relevant information in the personal (enterprise) credit information database and related information systems. In the event of a breach of contract by the borrower under this agreement, the lender has the right to provide the necessary information for collection purposes to collection agencies.

Article 14: Delivery of Notices:

1.	All notices, requests, demands, and documents related to this contract and issued by competent authorities regarding litigation and arbitration shall be sent in writing, via text message, or by email to the addresses, mobile numbers, or email addresses of the contracting parties as specified in Article 16, Clause 8 of this contract. All parties to this contract agree that any notifications and documents related to this contract sent via text message or email shall be deemed delivered upon sending; if sent via express delivery, they shall be deemed delivered three days after the date of dispatch (inclusive); if sent via a designated person, they shall be deemed delivered upon delivery. If the borrower refuses to accept the delivery, and the deliverer records the delivery process with photographs or video, it shall still be considered delivered. Any notices and processes issued by the borrower to the lender shall be deemed delivered once they are actually signed for by the lender.

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2.	Before the full repayment of the principal and interest of the loan under this contract, if the borrower changes the contact information listed in Article 16, Clause 8, they must promptly notify the lender. Until the lender receives valid written notice of the borrower's change of contact information, the original contact information shall still be considered valid. If the lender cannot obtain other valid contact information for the borrower, they may use the contact information specified in the contract for delivery.

3.	If the contact information provided or confirmed by the borrower is inaccurate, the borrower refuses to provide contact information, fails to timely notify the lender of changes to contact information, or if the borrower or their designated recipient refuses to sign for the delivery, resulting in the notice and documents not being actually received by the borrower, then the date of return of the express delivery or the date the text message or email was sent shall be deemed the date of delivery. All legal responsibilities and consequences shall be borne by the borrower.

Article 15 Method of Dispute Resolution: In the event of a dispute arising from this contract, both parties shall resolve it through negotiation; if negotiation fails, either party has the right to submit the dispute to the People's Court at the lender's domicile for resolution through litigation.

Article 16: Agreement on Contract Details:

1.	Loan Amount, Type, and Purpose: The lender agrees to provide the borrower with a loan of 10,000,000.00 RMB. The type of loan is a short-term loan, and the purpose of the loan is for daily operational turnover.

2.	Loan Term: The term of the loan under this contract is from September 9, 2024, to September 5, 2025.

3.	Loan Interest Rate: The interest on the loan under this contract will be calculated using a simple interest method, with an annual interest rate of 3.4%. This is determined based on the most recently published 1-year Loan Prime Rate (LPR) as of the day before the contract takes effect, plus 5.00000 basis points (LPR is the loan market quotation rate published by the National Interbank Funding Center, with 1 basis point = 0.01%). The loan interest rate will not be adjusted during the loan term and will not be calculated in segments.

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4.	Repayment Method: The borrower chooses to repay the loan on a monthly interest basis, with the 20th of each month designated as the interest settlement date. Late payment of interest will be considered a default. The principal will be repaid in one lump sum at the end of the loan term, with interest paid off at the same time.

5.	Other Withdrawal Conditions:[Left Blank]

6.	Account Management: The loan under this contract will be issued to the account holder named ________, with account number ________. Once the loan is disbursed to the above account, it is deemed that the lender has fulfilled their obligation to disburse the loan under this contract. If the actual loan account does not match the contract agreement, the loan receipt will take precedence.

7.	Funds Payment: With the lender’s approval, for a single payment amount exceeding 1 million RMB, the payment will be made through a trustee payment method. The lender may directly transfer the corresponding amount to the borrower’s designated account based on the payment authorization submitted by the borrower, who must also provide relevant documentation proving the use of the loan funds. If the borrower uses the lender's trustee payment method, the borrower must not reallocate the payment amount for other uses and should promptly confirm whether the payee has actually received the corresponding amount. Any disputes and losses arising from the borrower reallocating the payment amount for other uses, leading to the lender's inability to complete the trustee payment, or the borrower failing to promptly confirm the payee's receipt of funds, will be borne by the borrower.For amounts below the aforementioned threshold or if the conditions for trustee payment are not met, the borrower will use a self-payment method. If a single or cumulative self-payment amount exceeds 1 million RMB and aligns with the original loan contract and the purposes listed in the "Withdrawal Application," then payments exceeding 1 million RMB after this threshold will require lender approval before proceeding with payment. If there is a significant mismatch in the loan purpose and the borrower cannot explain the reason for the change, the lender will not process the payment.

8.	Delivery

a.	Lender: United Rural Cooperative Bank Co., Ltd., Xixing Branch

i.	Address: No. 12, Guling Road, Xixing Street, Binjiang District, Hangzhou City, Zhejiang Province
ii.	Phone: 0571-86681040

b.	Borrower: Zhejiang Youba Technology Co., Ltd.

i.	Address: Room 2502, Building 2, European and American Financial City, Cangqian Street, Yuhang District, Hangzhou City, Zhejiang Province
ii.	Phone:
iii	. Email:

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9.	Loan Guarantee: The guarantee contract corresponding to this contract is 8011320240021709, which is an integral part of this contract.

10.	Supplementary Terms

Restrictions on Financing Institutions: During the performance period of the contract, if the number of financing institutions the borrower engages with changes, the borrower shall promptly notify the lender. If the borrower fails to fulfill this notification obligation or if the number of financing institutions exceeds the lender's tolerance (the number of financing institutions the borrower engages with must not exceed 3), the lender has the right to decide whether to stop the disbursement of any loans that have not yet been issued under this contract or to demand early repayment of any outstanding loans.

Restrictions on External Guarantees: During the performance period of the contract, if the borrower or the guarantor (if any) provides external guarantees that exceed their net assets by 1 time, the borrower shall repay the loan in advance or modify/add guarantees that meet the lender's requirements. If the borrower cannot repay the loan in advance or cannot modify/add guarantees that meet the lender's requirements, the lender has the right to decide whether to stop the disbursement of any loans that have not yet been issued under this contract or to demand early repayment of any outstanding loans.

11.	This contract is signed on September 9, 2024, in triplicate, with two copies for the lender and one copy for the borrower, all having the same effect.

Article 17 Miscellaneous:

1.	The printed content of this contract and the handwritten content have equal validity.

2.	The loan note and other attachments are part of this contract and have the same legal effect as this contract.

3.	The lender has urged the borrower to fully and accurately understand the terms of this contract and has provided adequate explanations of each term as requested by the borrower; all terms of this contract have been thoroughly negotiated before its conclusion; the borrower is fully aware of and understands the meaning of all terms of this contract and their corresponding implications.

Lender: Hangzhou United Bank, Xixing Branch (Seal)

Legal Representative./Authorized Agent: /s/Jiabin Zhou

Borrower: Zhejiang Youba Technology Co., Ltd. (Seal)

Legal Representative./Authorized Agent: /s/Jiahua Zheng

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